  Exhibit 99.1

NEWS RELEASE
For immediate release

Navient appoints Joe Fisher as new CFO

WILMINGTON, Del., Oct. 6, 2020—Navient (Nasdaq: NAVI), a leader in education loan management and business processing solutions, announced the appointment of Joe Fisher as executive vice president and chief financial officer, effective Oct. 6, 2020.

“Joe is ideally suited to take on the CFO responsibilities, given his extensive experience with and knowledge of the company’s operations, finances and strategy,” said Jack Remondi, president and CEO, Navient. “He has long played a key role in the company, and is well-known and highly regarded by our investors, our board and our team. I look forward to continuing to work closely with Joe in the years ahead in this critical leadership role.”

Fisher was Navient’s vice president of investor relations and corporate development, having led the investor relations team since 2014. He held various roles with increasing responsibility since joining the company in 2002. His B.S. in finance was earned at the University of Pittsburgh. Fisher is a Chartered Financial Analyst and serves on the board of Building Hope, an education nonprofit dedicated to expanding opportunities for underserved students and families.

* * *
About Navient
Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. Navient helps clients and millions of Americans achieve success through technology-enabled financing, services, and support. Learn more at Navient.com.

Contact:
Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors: Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #